Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Contacts:	Efthimios P. Sotos, Chief Financial Officer (215) 785-4000 Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

JONES APPAREL GROUP, INC.
REPORTS 2006 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

New York, New York - February 14, 2007 - Jones Apparel Group, Inc. (NYSE:JNY) today reported 2006 revenues for the fourth quarter of $1,212.5 million, a decrease of $8.5 million versus $1,221.0 million for the fourth quarter of 2005. The decrease was attributable to the loss of the Polo Jeans Company business which contributed approximately $67.0 million in the prior year period and was partially offset by growth in the core businesses. For the 2006 full year, revenues were $4,742.8 million, a decrease of $331.4 million versus $5,074.2 million for the 2005 full year. The decrease was primarily attributable to the loss of the Polo Jeans Company business which contributed approximately $302.2 million in the prior year period.

2006 losses per share for the fourth quarter and full year were ($2.51) and ($1.30), respectively. Excluding expenses associated with the Company's ongoing strategic operating review, the previously announced non-cash charges for the impairment of goodwill and trademarks, an $8.8 million adjustment for a non-recurring item identified during the implementation of a new enterprise resource planning system, and certain other items, adjusted earnings per share were $0.53 and $2.28 for the fourth quarter and full year 2006, respectively. Additionally, as previously announced, these results include an approximate $8.6 million reversal of income tax accruals resulting from the favorable resolution of federal and state income tax audits.

Peter Boneparth, Chief Executive Officer, stated, "During the fourth quarter, we continued to execute well against our strategic plan to improve operations, reduce costs and strengthen the overall performance of our apparel, footwear, and accessories across brands. We experienced an expansion in the adjusted operating profit margin in a number of our businesses. The wholesale better apparel business expanded its operating profit margin by 160 basis points, benefiting from improved gross margins and lower operating expenses versus the year ago period. Additionally, our denim businesses (which include Gloria Vanderbilt and l.e.i.) experienced an approximate 180 basis point operating margin expansion, and the moderate sportswear business achieved its planned operating margin target for the period."

"We remain encouraged with the continued improvements benefiting our wholesale footwear and accessories businesses. During the fourth quarter, we recognized quarter-over-quarter sales increases in our Nine West, Easy Spirit, Anne Klein and Circa Joan & David footwear brands. Total revenues for this segment increased approximately 10% from the prior year period, continuing the solid growth trend that we began to experience in the third quarter. Comparable store sales from our owned footwear and ready-to-wear stores (excluding Barneys New York) decreased 1.3% versus the prior year period. We were also very pleased with the performance of our Barneys New York luxury retail business, which generated a comparable store sales increase of 11.2% in the quarter as it continues to exceed our expectations."

Efthimios P. Sotos, Chief Financial Officer, commented, "Accounts receivable at the end of the fourth quarter was $411.6 million, compared to $458.4 million at the end of the prior year period. The loss of the Polo Jeans Company business accounted for the majority of the decrease. Inventory at December 31, 2006 totaled $636.3 million, compared to $650.0 million at the end of the prior year period. The loss of the Polo Jeans Company business was more than offset by the continued growth within our Barneys luxury retail business. We ended the quarter with $892.7 million of funded debt and, net of $71.5 million cash on hand, our debt to book capitalization ratio was 27.1%, down from 29.4% in the prior year period. Our operating cash flow for the full year ended December 31, 2006 was $423.9 million, as our working capital planning remained disciplined."

Mr. Boneparth added, "Overall, we were very pleased with the Company's 2006 full year performance, as we realized meaningful and measurable business improvements due to the successful execution of our strategic operating initiatives, which are well underway. As evidenced by the adjusted financial results within our wholesale better apparel business, we are achieving substantial operating improvements and cost reductions within the areas of pre-production, supply-chain management, customer service and compliance, and non-merchandise purchasing. We also remain on track with the phased implementation of a single enterprise resource management system which was introduced in November 2006. During 2006, we realized approximately $50 million of cost reductions and process improvements and remain comfortable with our stated cost reduction goal of over $100 million annually by the end of 2007. These business improvements will serve to expand our future operating margin, offset the impact from the department store consolidations, and allow us to invest in future business growth opportunities such as the Anne Klein collection, which is an important component of our growth strategy. Isabel Toledo made her debut last week for Anne Klein at New York Fashion Week and we were very pleased with the initial response that she received. We have tremendous confidence that the combination of Ms. Toledo's design talent and the core strengths of Jones Apparel Group will effectively maximize the opportunities of this brand."

Mr. Boneparth concluded, "We are targeting 2007 adjusted earnings per share growth of approximately 10% when compared to $2.19, which represents 2006 adjusted earnings per share of $2.28, after excluding earnings derived from the Polo Jeans Company business prior to its sale on February 3, 2006 ($0.01 earnings per share), and the favorable tax adjustments ($0.08 earnings per share). This guidance includes approximately $10 million of investment spending in connection with the launch of the Anne Klein collection spearheaded by Isabel Toledo. We believe that this investment, to be made throughout 2007, will provide us with the opportunity to accelerate the growth of all products under the Anne Klein umbrella in 2007 and beyond. While we have clearly taken action to position Jones Apparel Group for future success, we are mindful that there are many near-term uncertainties that still impact the industry, including volatile consumer spending patterns and consolidation in our wholesale distribution channel. Over the long term, we remain confident in our multi-brand, multi-channel business model, which serves as the cornerstone of our strategy."

Jones Apparel Group affirmed that it will continue its ongoing common stock repurchase program. During the quarter, the Company repurchased approximately 2.8 million shares of common stock in the open market at an aggregate cost of $94.3 million, or $33.43 per share. On February 13, 2007, the Board of Directors authorized an additional $300 million for future stock repurchases.

The Company's Board of Directors has declared a regular quarterly cash dividend of $0.14 per share to all common stockholders of record as of March 2, 2007 for payment on March 16, 2007.

The Company will host a conference call with management to discuss these results at 9:00 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. The call will be recorded and made available through February 22, 2007 and may be accessed by dialing 877-344-7529. Enter account number 401381.

Presentation of Information in the Press Release

In an effort to provide investors with additional information regarding the Company's consolidated operating results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release non-GAAP financial information regarding the effect on earnings per share of the strategic review of its infrastructure, the loss on the sale of the Polo Jeans Company business, gain on sale of stock in an unrelated company, goodwill and trademark impairments, restructuring costs, the costs associated with the termination of certain licensing agreements and certain other items. The Company believes that providing this further information will allow investors to better analyze its ongoing results. The Company has also provided a reconciliation of its GAAP results to adjusted results. The Company has not provided a reconciliation with respect to 2007 targeted earnings per share growth given that it is an estimate derived from projected results.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through our chain of specialty retail and value-based stores, and operates the Barneys New York chain of luxury stores. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, Norton McNaughton, Erika, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon, Le Suit and Barneys New York. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involves risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;

  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;

  the performance of the Company's products within the prevailing retail environment;

  customer acceptance of both new designs and newly-introduced product lines;

  the Company's reliance on a few department store groups for large portions of the Company's business;

  consolidation of the Company's retail customers;

  financial difficulties encountered by customers;

  the effects of vigorous competition in the markets in which the Company operates;

  the Company's ability to identify acquisition candidates and, in an increasingly competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;

  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;

  the Company's reliance on independent foreign manufacturers;

  changes in the costs of raw materials, labor and advertising;

  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;

  the uncertainties of sourcing associated with the new environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);

  the Company's ability to successfully implement new operational and financial computer systems; and

  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A - Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS

All amounts in millions except per share data

	FOURTH QUARTER (UNAUDITED)				FULL YEAR
	2006		2005		2006		2005

Net sales	$ 1,188.4	98.0%	$ 1,201.6	98.4%	$ 4,669.9	98.5%	$ 5,014.6	98.8%
Licensing income (net)	15.9	1.3%	19.4	1.6%	51.8	1.1%	59.6	1.2%
Service and other revenues	8.2	0.7%	-	-	21.1	0.4%	-	-

Total revenues	1,212.5	100.0%	1,221.0	100.0%	4,742.8	100.0%	5,074.2	100.0%
Cost of goods sold	803.6	66.3%	785.3	64.3%	3,031.3	63.9%	3,243.8	63.9%

Gross profit	408.9	33.7%	435.7	35.7%	1,711.5	36.1%	1,830.4	36.1%
SG&A expenses	351.5	29.0%	341.9	28.0%	1,341.7	28.3%	1,333.2	26.3%
Loss on sale of Polo Jeans Company business	-	-	-	-	45.1	1.0%	-	-
Trademark impairments	50.2	4.1%	-	-	50.2	1.1%	-	-
Goodwill impairment	441.2	36.4%	-	-	441.2	9.3%	-	-

(Loss) income from operations	(434.0)	(35.8%)	93.8	7.7%	(166.7)	(3.5%)	497.2	9.8%
Net interest expense and financing costs	(15.2)	(1.3%)	(18.7)	(1.5%)	(54.7)	(1.2%)	(75.1)	(1.5%)
Gain on sale of stock in Rubicon Retail Limited	17.4	1.4%	-	-	17.4	0.4%	-	-
Equity in earnings of unconsolidated affiliates	1.6	0.1%	0.4	0.0%	4.5	0.1%	3.2	0.1%

(Loss) income before taxes	(430.2)	(35.5%)	75.5	6.2%	(199.5)	(4.2%)	425.3	8.4%
(Benefit) provision for income taxes	(160.7)	(13.3%)	19.8	1.6%	(53.5)	(1.1%)	151.0	3.0%

(Loss) income before cumulative effect of change in accounting principle	(269.5)	(22.2%)	55.7	4.6%	(146.0)	(3.1%)	274.3	5.4%
Cumulative effect of change in accounting for share-based payments, net of tax	-	-	-	-	1.9	0.0%	-	-

Net (loss) income	$(269.5)	(22.2%)	$ 55.7	4.6%	$(144.1)	(3.0%)	$ 274.3	5.4%

Shares outstanding - diluted	107.4		116.4		110.6		119.2
(Loss) earnings per share - diluted
(Loss) income before cumulative effect of change in accounting principle	$(2.51)		$0.48		$(1.32)		$2.30
Net (loss) income	$(2.51)		$0.48		$(1.30)		$2.30

Percentages may not add due to rounding.

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

All amounts in millions except per share data

	FOURTH QUARTER (UNAUDITED)		FULL YEAR
	2006	2005	2006	2005

Net (loss) income (as reported)	$(269.5)	$ 55.7	$(144.1)	$ 274.3
(Benefit) provision for income taxes	(160.7)	19.8	(53.5)	151.0
Cumulative effect of change in accounting principle (a)	-	-	(1.9)	-
Loss on sale of Polo Jeans Company business (b)	-	-	45.1	-
Gain on sale of stock in Rubicon Retail Limited (c)	(17.4)	-	(17.4)	-
Goodwill impairment (d)	441.2	-	441.2	-
Items affecting segment income:
Trademark impairments (d)	50.2	-	50.2	-
Denim/manufacturing restructuring (e)	15.4	(3.0)	16.4	12.2
Manufacturing inefficiencies and other fees	-	2.0	-	13.9
Severance and other expenses related to strategic review, and certain other items (f)	20.8	7.5	61.3	7.9

Adjusted income before taxes	80.0	82.0	397.3	459.3
Adjusted provision for income taxes	21.5	22.3	140.5	163.9

Adjusted net income	58.5	59.7	256.8	295.4
Tax reserve reversals and other favorable tax adjustments	(8.6)	(8.3)	(8.6)	(8.3)
Earnings of Polo Jeans Company (net of tax)	-	(6.1)	(1.3)	(26.1)

Adjusted earnings without the effects of tax reserve reversals and earnings of Polo Jeans Company	$ 49.9	$ 45.3	$ 246.9	$ 261.0

(Loss) earnings per share (as reported)	$(2.51)	$ 0.48	$(1.30)	$ 2.30
(Benefit) provision for income taxes	(1.50)	0.17	(0.48)	1.27
Cumulative effect of change in accounting principle (a)	-	-	(0.02)	-
Loss on sale of Polo Jeans Company business (b)	-	-	0.41	-
Gain on sale of stock in Rubicon Retail Limited (c)	(0.16)	-	(0.16)	-
Goodwill impairment (d)	4.11	-	3.99	-
Items affecting segment income:
Trademark impairments (d)	0.47	-	0.45	-
Denim/manufacturing restructuring (e)	0.14	(0.03)	0.15	0.10
Manufacturing inefficiencies and other fees	-	0.02	-	0.12
Severance and other expenses related to strategic review, and certain other items (f)	0.19	0.06	0.55	0.07

Adjusted income before taxes	0.74	0.70	3.59	3.86
Adjusted provision for income taxes	0.20	0.19	1.27	1.38
Adjustment for using diluted share count (g)	0.01	-	0.04	-

Adjusted earnings per share - diluted	$ 0.53	$ 0.51	$ 2.28	$ 2.48
Tax reserve reversals and other favorable tax adjustments	(0.08)	(0.07)	(0.08)	(0.07)
Earnings of Polo Jeans Company (net of tax)	-	(0.05)	(0.01)	(0.22)

Adjusted earnings without the effects of tax reserve reversals and earnings of Polo Jeans Company	$ 0.45	$ 0.39	$ 2.19	$ 2.19

Breakdown of items affecting segment income by segment:
Wholesale better apparel	$ 6.7	$ 6.0	$ 23.6	$ 6.1
Wholesale moderate apparel	24.0	(0.2)	25.8	26.9
Wholesale footwear and accessories	3.7	0.4	18.6	0.5
Retail	1.5	-	6.2	-
Licensing, other and eliminations	50.5	0.3	53.7	0.5

Total	$ 86.4	$ 6.5	$ 127.9	$ 34.0

Adjusted segment margins
Wholesale better apparel	5.2%	3.6%	13.1%	10.9%
Wholesale moderate apparel	4.4%	3.0%	8.5%	9.1%
Wholesale footwear and accessories	9.5%	11.1%	11.6%	13.9%
Retail	9.8%	12.5%	6.9%	9.2%

Total	7.7%	8.2%	9.4%	10.5%

(a)	Represents the gain recorded as a result of adopting SFAS No. 123R, "Share-Based Payment".
(b)	Represents the net loss recorded in relation to the settlement of the litigation with Polo Ralph Lauren Corporation and sale of our Polo Jeans Company operations to Polo Ralph Lauren Corporation in February 2006.

(c)	Represents the gain recorded in relation to the exercise of third-party stock warrants and the subsequent sale of the related stock in Rubicon Retail Limited in October 2006.
(d)	Represents the impairments recorded as a result of the annual valuation of the fair value of our intangible assets in accordance with SFAS No. 142.
(e)	Charges incurred in relation to the closure of our El Paso and Mexican denim production facilities (inclusive of $8.6 million of fixed asset write-downs) as announced in September 2006.
(f)	Represents certain items and charges incurred in relation to the overall strategic review, inclusive of the charges related to the closure of our Secaucus, NJ warehouse and Stein Mart leased shoe departments as announced in May 2006. Also includes an approximate $8.8 million non-cash adjustment to accounts payable associated with the conversion to a new ERP system.

(g)	In accordance with SFAS No. 128, the calculation of diluted shares for the purpose of generating GAAP EPS does not include any antidilutive items (options and restricted stock) that would result in a lower loss per share. Since the non-GAAP adjustments would result in projected adjusted net income, these items would become dilutive to EPS. This adjustment represents the impact of including these dilutive items in the calculation of diluted shares for generating the projected adjusted EPS.

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION

All amounts in millions

(In millions)	Wholesale Better Apparel	Wholesale Moderate Apparel	Wholesale Footwear & Accessories	Retail	Licensing, Other & Eliminations	Consolidated
For the fiscal quarter ended December 31, 2006 (Unaudited)
Revenues from external customers	$ 239.7	$ 254.6	$ 250.0	$ 451.6	$ 16.6	$ 1,212.5
Intersegment revenues	32.8	0.8	15.4	-	(49.0)	-

Total revenues	272.5	255.4	265.4	451.6	(32.4)	1,212.5

Segment income (loss)	$ 7.5	$(12.7)	$ 21.5	$ 42.4	$(51.5)	7.2

	2.8%	(5.0%)	8.1%	9.4%		0.6%
Gain on sale of stock in Rubicon Retail Limited						17.4
Goodwill impairment						(441.2)
Net interest expense						(15.2)
Equity in earnings of unconsolidated affiliates						1.6

Loss before benefit for income taxes						$(430.2)

Segment income (loss)	$ 7.5	$(12.7)	$ 21.5	$ 42.4	$(51.5)	$ 7.2
Adjustments affecting segment income	6.7	24.0	3.7	1.5	50.5	86.4

Adjusted segment income	$ 14.2	$ 11.3	$ 25.2	$ 43.9	$ (1.0)	93.6

Adjusted segment margin	5.2%	4.4%	9.5%	9.8%		7.7%
For the fiscal quarter ended December 31, 2005 (Unaudited)
Revenues from external customers	$ 312.3	$ 265.8	$ 230.0	$ 393.5	$ 19.4	$ 1,221.0
Intersegment revenues	29.9	0.6	10.9	-	(41.4)	-

Total revenues	342.2	266.4	240.9	393.5	(22.0)	1,221.0

Segment income	$ 6.3	$ 8.3	$ 26.4	$ 49.1	$ 3.7	93.8

	1.8%	3.1%	11.0%	12.5%		7.7%
Net interest expense						(18.7)
Equity in earnings of unconsolidated affiliates						0.4

Income before provision for income taxes						$ 75.5

Segment income	$ 6.3	$ 8.3	$ 26.4	$ 49.1	$ 3.7	$ 93.8
Adjustments affecting segment income	6.0	(0.2)	0.4	-	0.3	6.5

Adjusted segment income	$ 12.3	$ 8.1	$ 26.8	$ 49.1	$ 4.0	$ 100.3

Adjusted segment margin	3.6%	3.0%	11.1%	12.5%		8.2%
For the year ended December 31, 2006
Revenues from external customers	$ 1,127.4	$ 1,142.0	$ 941.1	$ 1,477.9	$ 54.4	$ 4,742.8
Intersegment revenues	145.4	3.8	53.9	-	(203.1)	-

Total revenues	1,272.8	1,145.8	995.0	1,477.9	(148.7)	4,742.8

Segment income	$ 143.1	$ 71.8	$ 96.8	$ 95.0	$ (87.1)	319.6

	11.2%	6.3%	9.7%	6.4%		6.7%
Loss on sale of Polo Jeans Company business						(45.1)
Gain on sale of stock in Rubicon Retail Limited						17.4
Goodwill impairment						(441.2)
Net interest expense						(54.7)
Equity in earnings of unconsolidated affiliates						4.5

Loss before benefit for income taxes						$(199.5)

Segment income	$ 143.1	$ 71.8	$ 96.8	$ 95.0	$ (87.1)	$ 319.6
Adjustments affecting segment income	23.6	25.8	18.6	6.2	53.7	127.9

Adjusted segment income	$ 166.7	$ 97.6	$ 115.4	$ 101.2	$ (33.4)	$ 447.5

Adjusted segment margin	13.1%	8.5%	11.6%	6.9%		9.4%
For the year ended December 31, 2005
Revenues from external customers	$ 1,438.2	$ 1,265.2	$ 978.6	$ 1,332.6	$ 59.6	$ 5,074.2
Intersegment revenues	144.5	4.6	41.5	-	(190.6)	-

Total revenues	1,582.7	1,269.8	1,020.1	1,332.6	(131.0)	5,074.2

Segment income	$ 166.5	$ 89.1	$ 141.8	$ 122.6	$ (22.8)	497.2

	10.5%	7.0%	13.9%	9.2%		9.8%
Net interest expense						(75.1)
Equity in earnings of unconsolidated affiliates						3.2

Income before provision for income taxes						$ 425.3

Segment income	$ 166.5	$ 89.1	$ 141.8	$ 122.6	$ (22.8)	$ 497.2
Adjustments affecting segment income	6.1	26.9	0.5	-	0.5	34.0

Adjusted segment income	$ 172.6	$ 116.0	$ 142.3	$ 122.6	$ (22.3)	$ 531.2

Adjusted segment margin	10.9%	9.1%	13.9%	9.2%		10.5%

JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

All amounts in millions

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 71.5	$ 34.9
Accounts receivable, net of allowances of $36.3 and $41.2 for doubtful accounts, discounts, returns and co-op advertising	411.6	458.4
Inventories	636.3	650.0
Deferred taxes	70.0	52.5
Other current assets	89.2	88.5

TOTAL CURRENT ASSETS	1,278.6	1,284.3
Property, plant and equipment, at cost, less accumulated depreciation and amortization	384.8	312.1
Goodwill	1,299.3	2,097.3
Other intangibles, less accumulated amortization	771.6	827.5
Other assets	52.7	56.6

	$ 3,787.0	$ 4,577.8

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$ 100.0	$ 129.5
Current portion of long-term debt and capital lease obligations	4.1	227.8
Accounts payable	315.5	256.5
Income taxes payable	12.7	54.2
Accrued expenses and other current liabilities	183.1	168.5

TOTAL CURRENT LIABILITIES	615.4	836.5

NONCURRENT LIABILITIES:
Long-term debt and obligation under capital leases	788.6	789.8
Deferred taxes	42.4	175.9
Other	129.0	109.2

TOTAL NONCURRENT LIABILITIES	960.0	1,074.9

TOTAL LIABILITIES	1,575.4	1,911.4

STOCKHOLDERS' EQUITY	2,211.6	2,666.4

	$ 3,787.0	$ 4,577.8

JONES APPAREL GROUP, INC.
STATEMENTS OF CASH FLOWS

All amounts in millions

	Year Ended
	December 31, 2006	December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(144.1)	$ 274.3

Adjustments to reconcile net (loss) income to net cash provided by operating activities, net of sale of Polo Jeans Company business:
Loss on sale of Polo Jeans Company business	45.1	-
Gain on sale of stock in Rubicon Retail Limited	(17.4)	-
Cumulative effect of change in accounting for share-based payments	(3.1)	-
Impairment losses on property, plant and equipment	8.6	-
Trademark impairments	50.2	-
Goodwill impairment	441.2	-
Depreciation and amortization	105.2	102.8
Equity in earnings of unconsolidated affiliates	(4.5)	(3.2)
Dividends received from unconsolidated affiliates	-	1.3
Provision for losses on accounts receivable	0.6	1.2
Deferred taxes	(152.8)	42.8
Other items, net	2.6	2.8
Changes in operating assets and liabilities:
Accounts receivable	46.3	(11.1)
Inventories	(16.2)	14.5
Prepaid expenses and other current assets	14.4	(1.4)
Other assets	2.3	4.0
Accounts payable	58.9	(3.1)
Income taxes payable	(41.5)	24.3
Accrued expenses and other current liabilities	16.2	(26.6)
Other liabilities	11.9	4.8

Total adjustments	568.0	153.1

Net cash provided by operating activities	423.9	427.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of Polo Jeans Company business	350.6	-
Capital expenditures	(170.5)	(87.5)
Payments relating to Barneys acquisition	-	(4.1)
Net cash received from sale of stock in Rubicon Retail Limited	17.4	-
Acquisition of intangibles	-	(0.1)
Capital contributions to unconsolidated affiliates	-	(0.7)
Other	0.1	3.8

Net cash provided by (used in) investing activities	197.6	(88.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayment) borrowing under credit facilities	(29.5)	60.3
Redemption at maturity of 7.875% Senior Notes	(225.0)	-
Redemption at maturity of 8.375% Senior Notes	-	(129.6)
Principal payments on capital leases	(4.2)	(4.4)
Debt issuance costs	-	(0.6)
Purchases of treasury stock	(306.2)	(235.2)
Dividends paid	(55.7)	(52.3)
Proceeds from exercise of employee stock options	32.4	13.4
Excess tax benefits from share-based payment arrangements	3.4	-

Net cash used in financing activities	(584.8)	(348.4)

EFFECT OF EXCHANGE RATES ON CASH	(0.1)	(0.5)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36.6	(10.1)
CASH AND CASH EQUIVALENTS, BEGINNING	34.9	45.0

CASH AND CASH EQUIVALENTS, ENDING	$ 71.5	$ 34.9